Exhibit 99.1

Zoned Properties Reports First Quarter 2020 Financial Results

SCOTTSDALE, Ariz., May 14, 2020 /BusinessWire/ -- Zoned Properties®, Inc. (OTCQB: ZDPY), a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for the regulated cannabis industry, positioning the company for property acquisitions and revenue growth, today announced its financial results for the three-month period ended March 31, 2020.

First Quarter 2020 Financial Results

●	Zoned Properties completed a $100,000 strategic investment into a start-up cannabis franchise organization in the form of a convertible debenture.

●	Revenue increased 9.4% to $303,869, compared to $277,736 for the first quarter of 2019. This increase in revenues was primarily attributable to a decrease in rent revenues from Zoned Properties’ significant tenant of $1,242, or less than 1%, offset by an increase in advisory revenues from our significant tenant of $23,375, and an increase in third party advisory revenues of $4,000.

●	Operating expenses increased 2.2% to $370,571, compared to $362,427 for the first quarter of 2019.

●	Loss from operations was $66,702, as compared to a loss from operations of $84,691 for the first quarter of 2019, a decrease of $17,989.

●	Net loss was $96,770, or $(0.01) per basic and diluted share, for the first quarter of 2020, compared to net loss of $6,787, or $(0.00) per basic and diluted share, for the first quarter of 2019.

●	Net cash provided by operating activities was $98,625 for the first quarter of 2020, compared to $89,508 for the first quarter of 2019.

●	As of March 31, 2020, Zoned Properties had cash of $628,841, compared to $639,781 as of December 31, 2019.

“Our first quarter 2020 financial results mark an exciting milestone for Zoned Properties, as we have begun investing our cash position into strategic market growth opportunities,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties.

“We believe the ability to leverage our property portfolio in Arizona is on the immediate horizon as the State’s marketplace advances efforts to transition into an adult-use classification. Leveraging our portfolio successfully could allow for significant development expansion, rental revenue growth, and investment opportunities. We have focused on an anti-dilutive and value-driven approach to scaling Zoned Properties with sound business fundamentals and healthy financing tactics, something we believe will ultimately benefit shareholders. Now more than ever, a sustainable and community-based value proposition means scalability, which we believe is the key to long-term value.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for clients in the regulated cannabis industry, positioning the company for real estate acquisitions and revenue growth. We intend to pioneer sustainable development for emerging industries, including the regulated cannabis industry. We are an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. We focus on investing capital to acquire and develop commercial properties to be leased on a triple-net basis, and engaging clients that face zoning, permitting, development, and operational challenges. We provide development strategies and advisory services that could potentially have a major impact on cash flow and property value. We do not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”).

Website: www.ZonedProperties.com

Twitter: @ZonedProperties

LinkedIN: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

COVID-19 Statement

In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. We are monitoring this closely, and although operations have not been materially affected by the COVID-19 outbreak to date, the ultimate duration and severity of the outbreak and its impact on the economic environment and our business is uncertain. As of May 14, 2020, all of the properties in our portfolio are open to our Significant Tenants and their customers and will remain open pursuant to state and local government requirements. At this time, we do not foresee any material changes to our operations from COVID-19. Our tenants are continuing to generate revenue at these properties and they have continued to make rental payments in full and on time and we believe the tenants’ liquidity position is sufficient to cover its expected rental obligations. Accordingly, while we do not anticipate an impact on our operations, we cannot estimate the duration of the pandemic and potential impact on our business if the properties must close or if the tenants are otherwise unable or unwilling to make rental payments. In addition, a severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our properties and a decreased ability to raise additional capital when needed on acceptable terms, if at all. At this time, the Company is unable to estimate the impact of this event on its operations.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren
Tel (877) 360-8839
Investors@zonedproperties.com

www.zonedproperties.com